Exhibit 99.1

Court Decision Triggers Settlement Payments by

Manitex International in Legacy Product Liability Lawsuit

Bridgeview, IL, February 27, 2012—Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck cranes, rough terrain forklifts, container handling equipment and special mission oriented vehicles, today announced that, a recent decision from the Fifth Circuit Court of Appeals overturned a decision that favored Manitex and held its insurers liable for damages. As a result, pursuant to a May 5th, 2011 settlement agreement, with two plaintiffs relating to damages from legacy products that the company no longer sells nor supports, Manitex has become liable to make combined payments of $95,000 annually to the two plaintiffs over a twenty year period, without interest. The total of all payments is $1.9 million, and Manitex expects to record a one-time exceptional expense of approximately $0.8 million, net, after-tax, against its fourth quarter and full year 2011 GAAP financial results.

Although the Company plans to file a Petition for Panel Rehearing pursuant to Rule 40 of the Federal Rules of Appellate Procedure to the Fifth Circuit Court of Appeals, the Company will recognize the liability under the May 5th settlement agreements and record an exceptional charge to income for this liability in 2011. In accordance with current accounting guidance, the liability is recorded at the present value of future payments discounted at a market rate of return. Manitex management is not aware of any other similar potential liabilities at the present time and has secured insurance coverage to explicitly cover such future instances, mitigating future business risk.

For more information on this settlement, please refer to a Form 8K the Company has filed today with the Securities and Exchange Commission related to this matter. The matter has also been disclosed in the Company’s previous filings filed with the SEC.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, reach stackers and associated container handling equipment, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support.

Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Additionally, Badger Equipment Company, a subsidiary located in Winona, Minnesota, manufactures specialized rough terrain cranes and material handling products. Badger primarily serves the needs of the construction, municipality, and railroad industries. Our Italian subsidiary, CVS Ferrari, srl, designs and manufactures a range of reach stackers and associated lifting equipment for the global container handling market, which is sold through a broad dealer network. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. Our subsidiary, Manitex Load King located in Elk Point, South Dakota is a manufacturer of specialized engineered trailers and hauling systems, typically used for transporting heavy equipment.

Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides after market service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. The division also provides a wide range of used lifting and construction equipment of various ages and conditions, and has the capability to refurbish the equipment to the customer’s specifications.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	(646) 415-8972
djlangevin@manitexinternational.com	peter@haydenir.com